Exhibit 21.1

Subsidiaries of Constar International Inc.*

Name	Jurisdiction of Incorporation

BFF Inc.	Delaware

Constar Ambalaj Sanayi Ve Ticaret A.S.	Turkey

Constar, Inc.	Pennsylvania

Constar International Holland (Plastics) B.V.	The Netherlands

Constar International UK Limited	United Kingdom

Constar Plastics, LLC	Texas

Constar Plastics of Canada (1992) Limited	Ontario

Constar Plastics of Italy S.R.L.	Italy

DT, Inc.	Delaware

* Gives effect to the transactions described in this registration statement.